EXHIBIT 99.1

Monarch Casino & Resort Reports First Quarter 2020 Financial Results

RENO, Nevada, April 22, 2020 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the first quarter ended March 31, 2020, as summarized below:

($ in thousands, except per share data and percentages)

	Two Months Ended			Month Ended March 31,			Three Months Ended March 31,
	February 29, 2020	February 28, 2019	Increase	2020	2019	Decrease	2020	2019	Decrease
Net revenue	$42,211	$36,957	14.2%	$8,800	$21,783	(59.6%)	$51,011	$58,740	(13.2%)
Adjusted EBITDA (1)	9,682	7,677	26.1%	(1,573)	5,998	(126.2%)	8,109	13,675	(40.7%)
Net income	$4,813	$3,498	37.6%	$(2,793)	$3,517	(179.4%)	$2,020	$7,015	(71.2%)

Basic EPS	$0.26	$0.19	36.8%	$(0.15)	$0.20	(175.0%)	$0.11	$0.39	(71.8%)
Diluted EPS	$0.26	$0.19	36.8%	$(0.15)	$0.19	(178.9%)	$0.11	$0.38	(71.1%)

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “The first quarter of 2020 was a study in contrasts, with Monarch delivering strong financial performance in the first two months of the quarter followed by a March which demonstrated the impact of the significant operational challenges created by the global spread of the COVID-19 pandemic. In an effort to contain the virus, on March 16th the state of Colorado mandated a temporary shutdown of all casinos including Monarch Casino Black Hawk and on March 17th the state of Nevada mandated the temporary closure of all casinos including Atlantis Casino Resort Spa in Reno. The states of Colorado and Nevada have not yet provided clear dates or guidelines for the reopening of casinos in such states.

“Ahead of the mandated suspension of our operations, both of our properties were performing well. Consolidated net revenue and net income for the first two months of the year were up year-over-year by 14% and 38%, respectively, and Adjusted EBITDA grew 26%. This strong early performance was driven by an increase in spending per visit, as well as a continued increase in market share at both locations.

“With the temporary closure of our properties in mid-March, consolidated revenue, net income and Adjusted EBITDA dramatically declined for the full month of March 2020. As a result of the strong performance in the early part of the quarter, combined with the decline in March performance, we recognized 2020 first quarter net revenue, net income and Adjusted EBITDA declines of 13%, 71% and 41%, respectively.

“Since closing our properties, our main concern has been the safety and health of our team members. We are also working diligently to preserve our liquidity and to best position the Company and our properties for renewed long-term success once the COVID-19 threat passes to the point where reopening will be allowed and ultimately when more 'normal' operations are permitted and are prudent. Our entire team received two weeks of regular pay after our operations were suspended and subsequently all team members not working were placed on unpaid furlough, while keeping their employee benefits. I have foregone my salary as of March 30, our board members forwent cash directors’ fees as of April 1 and our working executive management team took a salary reduction of 50%.”

Mr. Farahi continued: “Thanks to our long-term, transparent relationship with our bank group and history of consistent performance, we were granted limited covenant waivers under our amended credit facility, including a waiver of the mandatory principal payment of $5.0 million, due on March 31, 2020. Further, we are in continuing discussions with our lenders regarding additional steps under our amended credit facility that we may request in light of the ever-changing circumstances. While our principal efforts are aimed at reducing monthly cash burn, we are also using this time to invest in preventative maintenance at both of our properties. We believe these actions, the Company’s solid cash position, and our modest leverage give us the financial flexibility to manage through the COVID-19 impact and prepare our properties for re-opening and a return to normalized operations.

“In Colorado, construction on the new Monarch Casino Resort Spa Black Hawk continues and we are working with the general contractor and the City of Black Hawk to secure a temporary certificate of occupancy for floors one through five in the building’s podium as well as some floors in the hotel tower. The COVID-19 outbreak has slowed some of our efforts, and we do not yet have a definitive timeline for the property opening. We continue to plan for a phased opening of the expanded casino resort, depending in substantial part, on the length and conditions of the state mandated closure.

“On behalf of the Board, I’d like to thank our team members, our guests and our stockholders for their patience during these difficult times as we manage through uncertainty and properly position our business for when the country’s economy begins to re-open. Most importantly, once the temporary shutdowns end, the entire Monarch team looks forward to welcoming our valued guests back to Atlantis and the new and exciting Monarch Casino Resort Spa Black Hawk. While the pandemic has presented serious challenges and setbacks for the entire gaming and hospitality industry, we believe the actions we’ve taken and the quality of our properties in the markets we serve will be key factors in Monarch’s long-term success.”

Summary of 2020 First Quarter Operating Results
For the 2020 first quarter, consolidated net revenue of $51.0 million decreased 13.2% from $58.7 million in the prior year. Casino, food and beverage, and hotel revenues decreased 6.6%, 16.6%, and 24.6% year-over-year, respectively. The decrease in revenues in all three categories began early in March and was driven by the COVID-19 outbreak, which culminated in temporary shutdown of the Company’s casinos and other operations in Reno and Black Hawk. For the two-month period ended February 29, 2020, consolidated revenue, net income and Adjusted EBITDA grew 14.2%, 37.6% and 26.1%, respectively, compared to the same period in 2019.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2020 were $17.2 million compared to $16.5 million in the prior-year period, driven primarily by an increase in payroll and health and welfare expenses, due to hiring in preparation for the opening of the Monarch Casino Resort Spa Black Hawk expansion. As a percentage of net revenue, SG&A expense increased to 33.7% compared to 28.0% in the prior year period. Casino operating expense as a percentage of casino revenue decreased to 35.5% during the first quarter of 2020 from 37.3% in the prior-year period primarily as a result of a decrease in promotional expenses, offset by the loss of revenue related to the shutdown of the Company’s two properties beginning in mid-March. Food and beverage operating expense as a percentage of food and beverage revenue increased to 84.8% during the first quarter of 2020 from 79.1% in the prior year period primarily as a result of the loss of revenue late in the quarter due to the operational shutdown. Hotel operating expense as a percentage of hotel revenue increased to 46.6% in the first quarter of 2020 compared to 36.8% in the same period a year ago, primarily as a result of the shutdown of Atlantis and Monarch Black Hawk late in the quarter.

The Company generated consolidated adjusted EBITDA of $8.1 million in the first quarter of 2020, a decrease of $5.6 million, or 40.7%, over the same period a year ago.  Net income for the first quarter of 2020 decreased 71.2% and diluted EPS declined 71.1%. The decline in net income and diluted EPS in the quarter is primarily a result of the shutdown of the Company’s operations in Reno and Black Hawk late in the first quarter due to the COVID-19 pandemic.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk:

$ in millions	Budget Cost	Total Spent Through March 31, 2020	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$32	$2 - $4	Exterior 2Q20 Interior 4Q20
Total Existing Facility	$110 - $112	$108	$2- $4

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$251	$13 - $18	2Q20
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$312	$13 - $18
Total Cost	$430 - $442	$420	$15- $22

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, additional work to tie the two buildings together, completed in the fourth quarter of 2019, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).

The Company and its general contractor continue to work with the City of Black Hawk to secure a temporary certificate of occupancy for floors one through five in the building’s podium as well as some floors in the hotel tower. The Company will update the timetable for the soft opening of these portions of the resort, the grand opening date for the entire expansion and the remaining work on the existing facility as it becomes available.

Credit Facility and Liquidity
Capital expenditures of $13.7 million in the first quarter of 2020 include construction costs related to the Monarch Casino Black Hawk expansion as well as ongoing capital maintenance spending at the Company’s two properties. Capital expenditures during the quarter were funded from the Company’s operating cash flows as well as available cash and cash equivalents. Total outstanding debt as of March 31, 2020 was $195.5 million, net of deferred loan costs. The Company has received a limited covenant waiver from its lenders, including the deferral of its mandatory principal payment, due March 31 in the amount of $5.0 million. Monarch is in continuing discussions with its lenders regarding additional steps under the amended credit facility that may be requested in light of the ever-changing circumstances.

The Company capitalized $1.8 million of interest expense in the first quarter of 2020 and $1.2 million of interest expense in the first quarter of 2019.

Monarch continues to believe that the cash in its interest-bearing money market fund and the $50.0 million available under its amended credit facility as of March 31, 2020 will be sufficient to fund the Company’s cash burn through the current state mandated property closures in both Reno and Black Hawk as well as all remaining costs related to the completion of the Monarch Casino Resort Spa Black Hawk expansion. Furthermore, the Company believes its sources of liquidity will allow it to bridge to the resumption of operating cash flows, which will further fund ongoing capital expenditures for the Atlantis in Reno.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our expectations regarding the re-opening date of our properties and return to normalized operations; (ii) our beliefs regarding the sufficiency of our cash and other resources during the mandated shutdowns; (iii) our beliefs regarding the effectiveness of the actions we've taken with respect to COVID-19 and the quality of our properties as key factors in Monarch's long-term success; (iv) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects, future operations and anticipated financial results (including pre-opening expenses, cash flow, liquidity and leverage) with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (v) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk (including the soft opening and announcement of the grand opening of the expanded property as well as the launch of a new retail sports book and mobile sports wagering app); and (vi) our expectations regarding our future position in, and share of, the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of the COVID-19 outbreak on our business, constructions projects, financial condition and operating results;
  actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with the COVID-19 outbreak;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  our ability to maintain strong relationships with our regulators, employees, lenders, suppliers, customers, insurance carriers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Black Hawk general contractor, including, as previously reported, the initiation of litigation against us by such contractor;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Black Hawk contractor in the above-mentioned litigation;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale year-around spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Revenues
Casino	$27,065	$28,976
Food and beverage	14,763	17,692
Hotel	6,417	8,505
Other	2,766	3,567
Net revenues	51,011	58,740

Operating expenses
Casino	9,618	10,820
Food and beverage	12,524	13,998
Hotel	2,988	3,130
Other	1,451	1,580
Selling, general and administrative	17,194	16,452
Depreciation and amortization	3,820	3,603
Other operating items, net	1,305	436
Total operating expenses	48,900	50,019
Income from operations	2,111	8,721

Income before income taxes	2,111	8,721
Provision for income taxes	(91)	(1,706)
Net income	$2,020	$7,015

Earnings per share of common stock
Net income
Basic	$0.11	$0.39
Diluted	$0.11	$0.38

Weighted average number of common shares and potential common shares outstanding
Basic	18,158	17,937
Diluted	18,874	18,619

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	March 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$39,358	$60,539
Receivables, net	4,194	5,458
Income taxes receivable	94	185
Inventories	6,889	6,735
Prepaid expenses	5,393	6,238
Total current assets	55,928	79,155
Property and equipment
Land	30,769	30,769
Land improvements	7,842	7,842
Buildings	193,235	193,235
Buildings improvements	31,986	31,986
Furniture and equipment	153,661	152,461
Construction in progress	295,429	285,789
Right of use assets	15,369	15,574
Leasehold improvements	3,848	3,848
	732,139	721,504
Less accumulated depreciation and amortization	(223,550)	(220,021)
Net property and equipment	508,589	501,483
Other assets
Goodwill	25,111	25,111
Intangible assets, net	1,246	1,538
Deferred income taxes	2,683	2,683
Other assets, net	908	908
Total other assets	29,948	30,240
Total assets	$594,465	$610,878
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$22,500	$20,000
Accounts payable	6,579	17,037
Construction accounts payable	4,652	7,528
Accrued expenses	28,208	34,109
Short-term lease liability	788	791
Total current liabilities	62,727	79,465
Long-term lease liability	14,595	14,797
Long-term debt, net	173,049	175,415
Total liabilities	250,371	269,677
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	$191	$191
19,096,300 shares issued; 18,171,928 outstanding at March 31, 2020;
18,141,383 outstanding at December 31, 2019
Additional paid-in capital	35,660	35,215
Treasury stock, 924,372 shares at March 31, 2020; 954,917 shares at	(12,349)	(12,777)
December 31, 2019
Retained earnings	320,592	318,572
Total stockholders' equity	344,094	341,201
Total liabilities and stockholders' equity	$594,465	$610,878

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended March 31,
	2020	2019
Adjusted EBITDA (1)	$8,109	$13,675
Expenses:
Stock based compensation	(873)	(915)
Depreciation and amortization	(3,820)	(3,603)
Provision for income taxes	(91)	(1,706)
Pre-opening expenses (2)	(754)	(436)
Construction litigation expenses (2)	(155)	-
Colorado legislation lobbying expenses (2)	(397)	-
Gain on disposition of assets (2)	1	-
Net income	$2,020	$7,015

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2) Amount included in the “Other operating items, net” on the Consolidated Statement of Income.